EXHIBIT 10.76
CLIFFS NATURAL RESOURCES INC.
PERFORMANCE RESTRICTED SHARE UNITS AGREEMENT
WHEREAS, XXXX (the “Grantee”) is an employee of Cliffs Natural Resources Inc. (the “Company”) or a Subsidiary, as defined in the Company’s Amended and Restated Cliffs 2007 Incentive Equity Plan, as amended (the “Plan”); and
WHEREAS, the Chief Executive Officer of the Company has been authorized by a resolution of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of the Company to make awards under the Plan.
NOW, THEREFORE, pursuant to the Plan, the Company has granted to the Grantee XXX performance-based Restricted Share Units (hereinafter referred to as “Performance Restricted Share Units”) covering XXX Shares, effective May 26, 2011 (the “Date of Grant”), subject to the terms and conditions of the Plan and the following terms, conditions, limitations and restrictions:
1.    Award of Performance Restricted Share Units. Pursuant to the Plan, the Company, by delegated authority of the Committee, has granted to the Grantee the number of Performance Restricted Share Units as specified above, without dividend equivalents, effective as of the Date of Grant.
2.    Issuance of Shares. The Performance Restricted Share Units covered by this Agreement shall result in the issuance of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion), if at all, only after the such Performance Restricted Share Units are vested as provided in Section 3. The issuance of Shares will be at no cost. Notwithstanding the terms of the Plan providing the Committee with discretion to settle Performance Restricted Share Units in cash, vested Performance Restricted Share Units covered by this Agreement shall be settled only through the issuance of Shares.

3.    Vesting of Performance Restricted Share Units. The Performance Restricted Share Units covered by this Agreement shall become fully vested and 100% nonforfeitable upon the date as of which the Performance Target, as more particularly set forth in Exhibit A, has been achieved (“Vesting Date”), as determined and certified by the Committee, and provided (i) the Vesting Date occurs on or before the fourth anniversary of the Date of Grant; and (ii) the Grantee remains an employee of the Company or a Subsidiary on such Vesting Date.
(a)    Notwithstanding the provisions hereof, in the event of Grantee’s involuntary termination by the Company for a reason other than “Cause” (as defined in the Plan), and if the applicable Performance Target is achieved as otherwise described in Section 3 above, Grantee shall receive Shares in payment of the Performance Restricted Share Units covered by this Agreement that are prorated based upon the number of full months between May 26, 2011 and the date the Grantee ceased to be employed by the Company or a Subsidiary, as determined in accordance with Section 4(d), compared to the months between May 26, 2011 and the Vesting Date.
(b)    Notwithstanding the provisions of Section 3 above, in the event that the employment of the Grantee with the Company and its Subsidiaries shall be terminated prior to the Vesting Date by reason of:
(i)    his Disability, or
(ii)    his death,
and if the applicable Performance Target is achieved as otherwise described in Section 3 above, all of the Shares covered by the Performance Restricted Share Units covered by this Agreement shall become fully vested and nonforfeitable.
(c)    Notwithstanding the other provisions of this Section 3, the Committee, in its sole discretion, may accelerate the vesting of the Performance Restricted Share Units covered by this Agreement to a date prior to the Vesting Date.
4.    Forfeiture.
(a)    Any of the Performance Restricted Share Units covered by this Agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be forfeited if the Grantee ceases to be employed by the Company or a Subsidiary, as determined in accordance with Section 4(d), at any time prior to the Vesting Date.
(b)    The Grantee shall not, prior to the Vesting Date, render services for any organization or engage directly or indirectly in any business which is a competitor of the Company or any affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any affiliate of the Company.
(c)    Failure to comply with the provisions of subsection (b) above will cause Grantee to forfeit his right to Performance Restricted Share Units covered by this Agreement.
(d)    Unless otherwise provided in a written employment agreement between the Grantee and the Company or a Subsidiary, the Grantee shall cease to be employed by the Company or a Subsidiary for purposes of determining the vesting or forfeiture of his Performance Restricted Share Units on the date on which he receives notice of termination of employment from the Company or a Subsidiary and, for greater certainty, the Grantee shall not be considered to be employed by the Company or a Subsidiary during any notice period that arises upon an involuntary termination of employment (whether wrongful or otherwise and whether or not for Cause) of the Grantee.

(e)    No Shares shall be issued and no payment or other compensation shall be provided to any person in respect of any Performance Restricted Share Units that are forfeited by the Grantee, or on account of damages relating to any such Performance Restricted Share Units.
5.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance or payment thereof would result in a violation of any such law; provided, further, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.
6.    Withholding Taxes. The provisions of Section 16.3 of the Plan shall apply mutatis mutandis to the extent that the Company or a Subsidiary is required to withhold federal, state, provincial, local or foreign taxes or other statutory deductions in connection with the Grantee’s Performance Restricted Share Units.
7.    Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his employment among the Company and its Subsidiaries or an approved leave of absence.
8.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
9.    Collection and Use of Personal Information. In order to facilitate the administration of this Award and the Plan, the Company and its Subsidiaries will need to collect, hold, and use certain personal information about the Grantee and to transfer such personal information among themselves and to third parties. As a condition of accepting this Award, the Grantee authorizes and consents to such collection, holding, use and transmission of such personal information for the purpose of the administration of this Award and the Grantee’s participation in, and the general administration of, the Plan (including, without limitation, the transmission of such personal information out of the Grantee’s home country and including to countries with less data protection than the data protection provided by the Grantee’s home country). The Grantee acknowledges that this consent is valid for the period relevant to the administration of the Plan.
The Company will take reasonable steps to ensure that persons receiving the Grantee’s personal information will treat it as private and confidential and will not disclose such information for purposes other than the management and administration of this Award and the Plan and will take reasonable measures to keep the Grantee’s personal information private, confidential, accurate and current.
10.    Transferability. Except for certain stipulations mentioned in the Plan, the Performance Restricted Share Units are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Performance Restricted Share Units shall be null and void.
11.    Canadian Resale Restrictions. The Performance Restricted Share Units are being offered pursuant to statutory exemptions from prospectus requirements available under applicable provincial securities legislation, which exemptions impose restrictions on the initial offering of the

Performance Restricted Share Units, the conversion into the underlying Shares and the subsequent resale and transfer of the Performance Restricted Share Units or of the underlying Shares.
The Company is not a reporting issuer in any province or territory of Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the Performance Restricted Share Units or the underlying Shares in Canada. The Company currently has no intention of becoming a reporting issuer in Canada, filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Performance Restricted Share Units or the underlying Shares to the public, or listing its securities on any stock exchange in Canada. Accordingly, to be made in accordance with securities law, any resale and transfer of the Performance Restricted Share Units or the underlying Shares in Canada must be made under available statutory exemptions from registration and prospectus requirements or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Grantees of the Performance Restricted Share Units are advised to seek legal advice prior to any resale of the Performance Restricted Share Units or the underlying Shares.
12.    These Terms and Conditions Subject to Plan. The Performance Restricted Share Units covered by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request, except to the extent this Agreement expressly provides that it applies notwithstanding the terms of the Plan.
13.    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Internal Revenue Code Section 409A, no amendment to this Agreement shall materially and adversely affect the rights of the Grantee without the Grantee’s written consent.
14.    Severability. In the event that one or more of the provisions of this Agreement and Conditions shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
15.    Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Ohio.

This Agreement is hereby executed by the undersigned on this 26th day of May, 2011.

CLIFFS NATURAL RESOURCES INC.
/s/ Joseph A. Carrabba
Joseph A. Carrabba
Chairman, President & CEO

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth, as of the date first written above.

XXX, Grantee

EXHIBIT A
PERFORMANCE TARGET

For purposes of the Award to which this Exhibit A is attached, the Performance Target shall be satisfied if and when the steps contemplated under the Production Capacity Expansion Plan are executed and completed such that the iron ore concentrate production of the Business Unit operations equals or exceeds 2.67 million tonnes in a 60 day period, in accordance with the objectives, goals and criteria more specifically described in such Production Capacity Expansion Plan. For purposes of this Exhibit A: (1) “Production Capacity Expansion Plan” means the plan to expand production capacity at the Business Unit’s Bloom Lake operations and/or properties, as accepted and approved by the Company’s Chief Executive Officer and / or the Company’s Senior Vice President, Human Resources; and (2) “Business Unit” means the iron ore mining operations and properties acquired as a result of the acquisition by the Company of the shares of Consolidated Thompson Iron Mines Limited.